Exhibit 23(ii)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
General Electric Capital Services, Inc.:

We consent to the incorporation by reference in the registration statement (No. 33-7348) on Form S-3 of General Electric Capital Services, Inc. of our report dated February 20, 2008, relating to: (i) the statement of financial position of General Electric Capital Services, Inc. and consolidated affiliates as of December 31, 2007 and 2006, (ii) the related statements of earnings, changes in shareowner’s equity and cash flows for each of the years in the three-year period ended December 31, 2007, (iii) the related financial statement schedule, and (iv) the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of General Electric Capital Services, Inc.  Our report refers to a change in 2007 in the method of accounting for a change or projected change in the timing of cash flows relating to income taxes generated by leveraged lease transactions and, in 2006, for pension and other postretirement benefits.

/s/ KPMG LLP
KPMG LLP
Stamford, Connecticut
February 20, 2008